Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:	John C. Roman
President and Chief Executive Officer
(203) 720-5000

Naugatuck Valley Financial Corporation Announces Approval of

Plan of Conversion and Reorganization by Shareholders

and by Members of Naugatuck Valley Mutual Holding Company

Naugatuck, CT; June 24, 2011 – Naugatuck Valley Financial Corporation (the “Company”) (Nasdaq: “NVSL”) announced today that both its shareholders and the members of Naugatuck Valley Mutual Holding Company (the “MHC”) have approved the Plan of Conversion and Reorganization providing for the “second step” conversion of the MHC from a mutual holding company to a fully-public stock holding company. The approvals were received earlier today at the Company’s Annual Meeting of Shareholders and the MHC’s Special Meeting of Members.

At the Company’s Annual Meeting, shareholders also re-elected Carlos S. Batista, John C. Roman and Camilo P. Vieira as directors of the Company, each for a three-year term, ratified the appointment of Whittlesey & Hadley, P.C. as the Company’s independent registered public accounting firm for the 2011 fiscal year, and approved certain informational proposals relating to the conversion.

Completion of the conversion remains subject to the receipt of final regulatory approval and the sale of at least $26.4 million of common stock in the conversion offering by the proposed holding company for Naugatuck Valley Savings and Loan, a newly-formed Maryland corporation also known as “Naugatuck Valley Financial Corporation” (“New Naugatuck Valley Financial Corporation”).

About the Company and the Bank

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan (the “Bank”). In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

Warning About Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Press Release Not Deemed an Offer

A registration statement relating to the common stock of New Naugatuck Valley Financial Corporation has been filed with the U.S. Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

Common Stock Not Insured

The shares of common stock of New Naugatuck Valley Financial Corporation are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.